Chief Sales Officer Compensation Plan
Jan 1, 2024 – Dec 31, 2024

This document describes the agreement between the employee listed below (“Employee”) and Computer Programs and Systems, Inc. (“CPSI”) whereby Employee provides sales services to CPSI in return for sales incentive compensation specified in this agreement.

Position Title:        Chief Sales Officer – Dawn Severance

Teams responsible for:     CPSI Sales Department

Target Total Comp:        $ 700,000
Base Pay:        $ 350,000
MIP Target Incentive:    $ 210,000
SIP Target Incentive:    $ 140,000

MIP Pay Structure: Target Total Comp includes a Management Incentive Program (MIP) component that rewards select leaders for the company’s bottom-line performance. For purposes of this plan, the target MIP incentive will be paid as a one-time cash bonus in the event CPSI achieves its budgeted 2024 adjusted EBITDA goal that is set by the CPSI Board at the beginning of the fiscal year. This bonus will be paid at the same time the company pays all other participants in the 2024 Management Incentive Compensation Program.

SIP Pay Structure: Target Total Comp includes a Sales Incentive Program (SIP) component that rewards sales leaders for their teams’ sales production performance.
-The SIP pays a goal-based incentive for total Qualified Bookings.
-“Qualified Bookings” is the total amount of revenue generated from the sale or license of all CPSI products services that are subject to a written agreement executed between CPSI and any customer, without regard to type of bookings, product line or service line.
-Incentive is paid on performance to the total Qualified Bookings goal in 2024 (the “Bookings Goal”) entered below.
-There is a 50% performance to Bookings Goal threshold (i.e. a step-on) that must be achieved before any incentive is earned.
-SIP payout accelerates to 1.5x for all Qualified Bookings over Bookings Goal
oBelow Bookings Goal; Linear 1:1 rate (1% of performance to Bookings Goal = 1% of SIP Target Incentive)
oAbove Bookings Goal; 1:1.5 rate (1% of performance to Bookings Goal = 1.5% of SIP Target Incentive)
oAbove goal rate is not paid out until the annual goal is achieved and is earned only for that portion of total Qualified Bookings that are over the Bookings Goal.
-Strategic products are products that CPSI designates as very important to company growth objectives and are published in the current “CPSI Strategic Products List”. Qualified Bookings do not include any strategic product premium.
-Incentives are paid monthly based on year-to-date performance. Although the incentives are paid monthly, each month uses the cumulative performance to the Bookings Goal to true-up any underpayment or overpayment from the prior month. Additionally, the 150% premium payment is not applicable until the entire (i.e. not monthly) Bookings Goal is achieved.

Bookings Goal: $92,329,000

Standard Transition Period Plan
For any change in sales position, no bookings will be credited under this sales compensation plan following the change in sales position unless specifically noted otherwise in this sales compensation plan.
As noted below, a Transition Period will not apply in the case of termination or resignation.

Payment Default by Client
In the event of a payment default on the part of the client for billed software, hardware or services, all commissions paid on the defaulted items are payable to CPSI and will be deducted from future Qualified Bookings. In the event partial payment has been received, the Qualified Bookings to be deducted will be prorated based upon the payment amount received.

Post Employment Commission Payment

Commissions will not be paid to any individual who is no longer an employee of the Sales Department of CPSI for any reason. This includes, but is not limited to, those who have resigned or whose employment has been terminated.

In the event of an untimely death while employed in good standing, commissions will be paid according to sales role to the estate/beneficiary(ies) as listed in the employee’s last will and testament, limited to new business invoiced within three (3) months of the employee’s passing.

Non-Competition Agreement
Employee agrees to execute and comply with CPSI’s Noncompetition Agreement as a material condition of this compensation plan.

Employment at Will
Notwithstanding anything contained in this agreement, Employee understands and agrees that Employee is an employee at will and that nothing contained in this agreement is intended to, or does, create an employment contract for any amount of time and that employee is terminable at will by CPSI for any or no reason.

Employee agrees to follow all federal, state, and local laws in the performance of employee’s position outlined in this compensation plan, including but not limited to the Anti-Kickback Statute and Stark Law. Employee will contact CPSI’s corporate counsel immediately should any legal concerns arise during employee’s performance of services. Additionally, employee will employ ethical and moral practices while engaging in all sales activities.

Employee shall not engage in any other employment during the term of employee’s employment. CPSI reserves the right to require employee to terminate any such other employment at CPSI’s sole discretion.
Employee agrees to protect all confidential material including but not limited to prospect data, sales data, and client information belonging to CPSI and shall take all reasonable care in making sure that such confidential material is not disbursed to anyone outside the company. Employee shall forfeit compensation for any material violation of the terms of this sales compensation plan.

CPSI may, in its sole discretion and at any time, adjust, discontinue, the Plan outlined where, in the opinion of CPSI, business conditions are such that changes or termination of the Plan are necessitated. Such modifications or termination may be made at the sole discretion of CPSI. This sales compensation plan is governed by the laws of the state of Alabama and the parties shall attorn to the jurisdiction of the state and federal courts contained in Mobile, Alabama for any dispute that arises.

Chief Sales Officer:         _________________________ Date: __________

Chief Executive Officer:     _________________________ Date: __________